Exhibit 4.2

ZILLOW, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT

September 7, 2007

TABLE OF CONTENTS

RECITALS		1

1. Registration Rights		2
1.1	Definitions	2
1.2	Request for Registration	4
1.3	Company Registration	6
1.4	Form S-3 Registration	8
1.5	Obligations of the Company	9
1.6	Information from Holder	11
1.7	Expenses of Registration	11
1.8	Delay of Registration	11
1.9	Indemnification	12
1.10	Reports Under the 1934 Act	14
1.11	Assignment of Registration Rights	15
1.12	Limitations on Subsequent Registration Rights	15
1.13	Market Stand-off Agreement	16
1.14	Termination of Registration Rights	16

2. Covenants		17
2.1	Delivery of Financial Statements	17
2.2	Inspection	17
2.3	Right of First Offer	18
2.4	Board Committee Rights	19
2.5	Stock Option Vesting	19
2.6	Restrictions on Common Stock	20
2.7	Qualified Small Business Stock	20
2.8	Director and Officer Insurance	20
2.9	Board Observation Rights and Documents	21
2.10	Termination of Covenants	21

3. Miscellaneous		21
3.1	Successors and Assigns	21
3.2	Governing Law	22
3.3	Counterparts	22
3.4	Titles and Subtitles	22
3.5	Notices	22
3.6	Entire Agreement; Amendments and Waivers	22
3.7	Severability	23
3.8	Aggregation of Stock	23
3.9	Expenses	23
3.10	Execution and Delivery	23

SCHEDULE A	Schedule of Investors
SCHEDULE B	Schedule of Common Holders

ZILLOW, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT

This Second Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of the 7th day of September, 2007, by and among Zillow, Inc., a Washington corporation (the “Company”), and the investors listed on Schedule A hereto (individually, an “Investor” and collectively, the “Investors”) and the holders of Class B Common Stock and Class C Common Stock listed on Schedule B hereto (the “Common Holders”).

RECITALS

A. Certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock (the “Series A Preferred”) or shares of the Company’s Series B Preferred Stock (the “Series B Preferred”), or both, and possess registration rights, information rights and other rights pursuant to a First Amended and Restated Investors’ Rights Agreement dated as of July 14, 2006 among the Company, certain holders of Class B Common Stock and Class C Common Stock of the Company and such Existing Investors (the “Prior Agreement”);

B. The Existing Investors are holders of at least two-thirds of the “Registrable Securities” of the Company (as defined under the Prior Agreement) held by Major Investors under the Prior Agreement, and desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

C. The Founders (as defined in Section 1.1) are holders of a majority in interest of the “Registrable Securities” of the Company (as defined under the Prior Agreement) held by the Founders under the Prior Agreement, and desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

D. Certain of the Investors intend to execute a Series C Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the Investors intend to purchase and the Company intends to sell shares of the Company’s Series C Preferred Stock (the “Series C Preferred” and, together with the Series A Preferred and the Series B Preferred, the “Preferred Stock”);

E. As a condition to the Company’s and the Investors’ mutual obligations at the First Closing (as defined in the Purchase Agreement), this Agreement must be executed on or by the First Closing by the Company, the Investors, holders of at least two-thirds of the “Registrable Securities” of the Company (as defined under the Prior Agreement) held by Major Investors under the Prior Agreement, and by holders of a majority in interest of the “Registrable Securities” of the Company (as defined under the Prior Agreement) held by the

Founders under the Prior Agreement;

AGREEMENT

To induce the Company, the Existing Investors and the Founders to approve the issuance of the Series C Preferred and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors, the Existing Investors, the Founders and the Company hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and that this Agreement shall govern the rights of the Investors and the Common Holders to cause the Company to register shares of Common Stock issuable or issued to them and certain other matters as set forth herein.

1.	Registration Rights

1.1	Definitions

For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Authorized Common Stock” means the Common Stock, Class B Common Stock and Class C Common Stock of the Company.

(c) The term “Eligible Investor” means an Investor, or any assignee or transferee of record thereof to whom registration rights are assigned in accordance with Section 1.11, who owns of record or has the right to acquire at least (i) 344,800 shares of Series A Preferred (or Common Stock issued upon conversion of the Series A Preferred) that are Registrable Securities and as adjusted for splits, dividends, combinations and other recapitalizations, (ii) 65,000 shares of Series B Preferred (or Common Stock issued upon conversion of the Series B Preferred) that are Registrable Securities and as adjusted for splits, dividends, combinations and other recapitalizations, or (iii) 65,000 shares of Series C Preferred (or Common Stock issued upon conversion of the Series C Preferred) that are Registrable Securities and as adjusted for splits, dividends, combinations and other recapitalizations.

(d) The term “Form S-3” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) The term “Founder” means a Common Holder that owns of record or has the right to acquire Founders’ Stock, or any assignee or transferee of record thereof to whom registration rights are assigned in accordance with Section 1.11 hereof.

(f) The term “Founders’ Stock” means the Class B Common Stock (the

“Class B Common Stock”) and Class C Common Stock (the “Class C Common Stock”) of the Company, any Authorized Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the Class B Common Stock or Class C Common Stock, and any Authorized Common Stock issued or issuable upon conversion of the Class B Common Stock or Class C Common Stock.

(g) The term “Holder” means any person owning of record or having the right to acquire Registrable Securities or any assignee of record thereof to whom registration rights are assigned in accordance with Section 1.11 hereof.

(h) The term “Major Investor” means an Investor who holds, or any assignee or transferee of record thereof to whom registration rights are assigned in accordance with Section 1.11 who holds, at least (i) 6,275,860 shares of Series A Preferred (including for such purposes Common Stock issued or issuable upon conversion of the Series A Preferred) and as adjusted for splits, dividends, combinations and other recapitalizations, (ii) 3,900,185 shares of Series B Preferred (including for such purposes Common Stock issued or issuable upon conversion of the Series B Preferred) and as adjusted for splits, dividends, combinations and other recapitalizations, or (iii) 3,893,796 shares of Series C Preferred (including for such purposes Common Stock issued or issuable upon conversion of the Series C Preferred). For purposes of the preceding sentence, (x) for an Investor that is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members and shareholders of and entities under common investment management with such Investor and (y) for an Investor that is an investment company, investment companies that are affiliated or under common investment management with such Investor, shall be deemed to be, together with such Investor, a single “Investor,” and the determination of whether an Investor constitutes a Major Investor shall be based upon the aggregate amount of Registrable Securities owned of record by all such related entities and individuals.

(i) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(j) The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(k) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred, the Series B Preferred or the Series C Preferred, (ii) the Common Stock issuable or issued upon conversion of the Founders’ Stock, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Agreement are not assigned. In addition, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including sales made pursuant to Rule 144 promulgated under the Act, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale. The number of shares of Registrable Securities deemed to be outstanding at any given time shall be the sum of the number of shares of Common Stock outstanding that are Registrable Securities plus the number of shares of Common Stock issuable upon conversion of Founders’ Stock, Series A Preferred, Series B Preferred and Series C Preferred that are Registrable Securities hereunder. For purposes of determining under this Agreement whether Common Stock is issuable upon conversion of Class C Common Stock, it shall be assumed that all conditions precedent or concurrent required to be satisfied for the conversion of Class C Common Stock have been satisfied.

(l) The term “SEC” shall mean the Securities and Exchange Commission.

1.2	Request for Registration

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the six month anniversary of the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock under the Act, or five years after the first closing of the sale of the Company’s Series C Preferred (the “First Closing”), whichever is earlier, a written request from (i) one or more Major Investors or (ii) one or more Founders holding at least 30% of the then outstanding shares of Founders’ Stock that are Registrable Securities (the Holders making such request, the “1.2 Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price in excess of $20,000,000 (a “Qualified Initial Offering”) then the Company shall, promptly but not later than twenty (20) days after the receipt thereof, give written notice of such request to all Eligible Investors and Founders, and subject to the limitations of this Section 1.2, use all reasonable efforts (including filing post-effective amendments and complying with the Securities Act) to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Eligible Investors and Founders request to be registered in a written request received by the Company within 20 days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the 1.2 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event, the right of any Eligible Investor or Founder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority-in-interest of the 1.2 Initiating Holders and such Holder) to the extent provided herein. All Eligible Investors and Founders proposing to distribute their securities through such underwriting shall (and the Company, if applicable) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority-in-interest of the 1.2 Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be apportioned among the selling Eligible Investors and Founders such that the Eligible Investors may include 65% of the total amount of securities to be so included therein (to be apportioned pro rata among the selling Eligible Investors according to the total amount of securities that, absent such cutback, would be entitled to be included therein owned by each Eligible Investor) and the Founders may include 35% of the total amount of securities to be so included therein (to be apportioned pro rata among the Founders according to the total amount of securities that, absent such cutback, would be entitled to be included therein owned by each Founder, or in such other proportions as shall mutually be agreed to by such selling Eligible Investors and Founders), provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(1) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction, and except as may be required under the Act; or

(2) for a Major Investor after the Company has effected two registrations under such Section 1.2 in which one or more Major Investors were the Initiating Holders, or for a Founder after the Company has effected two registrations under such Section 1.2 in which one or more Founders were the Initiating Holders, and all such registrations have been declared or ordered effective; or

(3) during the period starting with the date that is 90 days before the Company’s good faith estimate of the date of the filing of, and ending on the date that is 180 days after the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(4) if the 1.2 Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(5) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receiving the 1.2 Initiating Holders request, provided that such right to delay a request shall be exercised by the Company not more than once in any 12-month period, and provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such 90-day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.3	Company Registration

(a) If the Company proposes to register (including for this purpose a registration initiated by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering for cash of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), then the Company shall, at such time, notify each Eligible Investor and Founder in writing at least 45 days before such registration. Upon the written request of any Eligible Investor or Founder given within 15 days after delivery of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Eligible Investor or Founder has requested to be registered.

Each Eligible Investor’s and Founder’s written request shall state the number of Registrable Securities that such Holder wishes to include in such registration statement. Eligible Investors and Founders that do not elect to participate in any registration and underwriting under this Section 1.3 shall nevertheless continue to have the right to include any Registrable Securities in subsequent registrations and underwritings to which this Section 1.3 is applicable.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 before the effectiveness of such registration whether or not any Eligible Investor or Founder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements.

The Company shall not be required to include in any registration and underwriting to which this Section 1.3 is applicable, the Registrable Securities of any Eligible Investor or Founder that fails to execute the underwriting agreement entered into between the Company and the underwriter or underwriters selected by the Company. In addition, if the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of Registrable Securities that the underwriters determine in good faith will not jeopardize the success of the offering (the securities so included to be apportioned among the selling Eligible Investors and Founders such that the Eligible Investors may include 65% of the total amount of the securities to be so included therein (to be apportioned pro rata among the selling Eligible Investors according to the total amount of securities that, absent such cutback, would be entitled to be included therein owned by each Eligible Investor) and the Founders may include 35% of the total amount of securities to be so included therein (to be apportioned pro rata among the Founders according to the total amount of securities that, absent such cutback, would be entitled to be included therein owned by each Founder), or in such other proportions as shall mutually be agreed to by such selling Eligible Investors and Founders), but in no event shall (i) the amount of securities of the selling Eligible Investors and Founders included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Eligible Investors and Founders may be completely excluded if the underwriters make the determination described above and no other shareholder’s securities are included, (ii) any securities held by Holders other than the Eligible Investors and the Founders be included if any securities held by the Eligible Investors and the Founders are excluded, or (iii) the number of shares of Registrable Securities to be included in such underwriting be reduced unless all other securities (other than those of the Company) are first entirely excluded from the underwriting. For purposes of the preceding parentheticals concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities as defined in Section 1.1(k)(i) (including securities issued under Section 1.1(k)(iii) in respect of Registrable Securities as defined in Section 1.1(k)(i)) and that is (x) a venture capital fund, partnership, limited liability company, or corporation, the affiliated venture capital funds, partners, retired partners, members, and shareholders of, or entities under common investment management with, such Holder, or the estates and family members of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing persons or (y) an investment company, investment companies that are affiliated or under common investment management with such Holder, shall be deemed to be a single “selling Eligible Investor,” and any pro rata reduction with respect to such “selling Eligible Investor” shall be based upon the aggregate amount of Registrable Securities owned of record by all such related entities and individuals.

(d) No Demand Registration. Registration pursuant to this Section 1.3 shall not be deemed to be a request for registration as described in Section 1.2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Eligible Investors or Founders may request registration of Registrable Securities under this Section 1.3.

1.4	Form S-3 Registration

In case the Company shall receive from (i) a Major Investor or (ii) one or more Founders holding at least 30% of the then outstanding shares of Founders’ Stock that are Registrable Securities (the Holders making such request, the “1.4 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, then the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Eligible Investors and Founders; and

(b) use all reasonable efforts to effect, as soon as reasonably practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such 1.4 Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Eligible Investors or Founders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:

(1) if Form S-3 is not available for use by the Company with respect to such offering by such Holders;

(2) if the Major Investors, Eligible Investors and Founders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $10,000,000;

(3) if the Company shall furnish to the 1.4 Initiating Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receiving the 1.4 Initiating Holders’ request under this Section 1.4, provided, however, that the Company shall not utilize this right more than once in any 12-month period and provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such 90-day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(4) for a Major Investor if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 pursuant to this Section 1.4 at the request of one or more of the Major Investors, or for a Founder if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 pursuant to this Section 1.4 at the request of one or more of the Founders; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) If the 1.4 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.4.

1.5	Obligations of the Company

Whenever required under this Section 1 to effect the registration of any Registrable

Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary or advisable to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange and/or quoted on each broker-dealer network on which similar securities issued by the Company are then listed and/or quoted;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (x) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (y) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6	Information from Holder

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7	Expenses of Registration

All expenses other than underwriting discounts, commissions and stock transfer taxes incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3, and 1.4, including (without limitation) all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees of one special counsel for the selling Holders (not to exceed $25,000) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, (a) in the case of a registration requested under Section 1.2, the respective Holders of a majority of the Registrable Securities subject to Section 1.2, respectively, agree to forfeit such Holders’ right to one demand registration pursuant to Section 1.2; or (b) in the case of a registration requested under Section 1.4, the respective Holders of a majority of the Registrable Securities subject to Section 1.4 agree that the withdrawn registration shall be counted as one of such Holders’ requests for registration under Section 1.4(b)(4); and provided further that, if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4, as the case may be.

1.8	Delay of Registration

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9	Indemnification

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary or final prospectus contained therein, and any amendments, supplements or exhibits thereto, or in any state “blue sky” filing required in connection therewith, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that the indemnity agreement contained in this Section l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person, and provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will severally but not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, and each such Holder will reimburse any person intended to be indemnified pursuant to this Section l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed), and provided that in no event shall any indemnity under this Section l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties, provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided, however, that no contribution from any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10	Reports Under the 1934 Act

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 (or any successor rule promulgated under the Act “Rule 144”), at all times after the effective date of the initial public offering of the Company’s equity securities,

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after the date that is 90 days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11	Assignment of Registration Rights

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is a partner, limited partner or retired partner of a Holder that is a partnership, (b) is a member or retired member of any Holder that is a limited liability company, (c) is a spouse, sibling, lineal descendant or ancestor of a Holder, or any trust established for the benefit of a Holder or any spouse, sibling, lineal descendant or ancestor of a Holder, (d) is controlled by, controlling or under common control or common investment management with the Holder, (e) after such assignment or transfer, holds at least 344,800 shares of Registrable Securities issued or issuable upon the conversion of shares of Series A Preferred (subject to adjustment for splits, dividends, combinations and other recapitalizations), (f) after such assignment or transfer, holds at least 65,000 shares of Registrable Securities issued or issuable upon the conversion of shares of Series B Preferred (subject to adjustment for splits, dividends, combinations and other recapitalizations), or (g) after such assignment or transfer, holds at least 65,000 shares of Registrable Securities issued or issuable upon the conversion of shares of Series C Preferred (subject to adjustment for splits, dividends, combinations and other recapitalizations), provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below, and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12	Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the prior written consent of the (a) Holders of 70% of the Common Stock issued or issuable upon the conversion of the Preferred Stock and that are Registrable Securities and (b) Holders of a majority of Common Stock issued or issuable upon conversion of the Founders’ Stock and that are Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder: (i) to include such securities in any registration filed under Sections 1.2, 1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (ii) to exercise other registration rights, except registration rights that are subordinate or pari passu with to those granted to the Holders hereunder.

1.13	Market Stand-off Agreement

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days) following the effective date of the registration statement for such offering, if so required by the underwriters of such offering, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (b) enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than 1% shareholders of the Company enter into similar agreements; provided, however, that if any provision of such agreement is waived or terminated with respect to any of the securities of any Holder hereof or any such officer, director or greater than 1% shareholder (in any such case of waiver or termination, such securities being the “Released Securities”), the foregoing provisions shall be waived or terminated, as applicable, to the same extent with respect to the same percentage of securities of each Holder as the percentage the Released Securities represent with respect to the securities held by such released Holder or the applicable officer, director or greater than 1% shareholder that were subject to such agreement immediately prior to such waiver or termination. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions of this Section 1.13 as though they were a party hereto. Holders further agree to sign the underwriter’s standard market stand-off agreement reflecting the foregoing provisions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14	Termination of Registration Rights

No Holder shall be entitled to exercise any right provided for in this Section 1 after the earliest of: (a) five years following the consummation of an initial public offering of the Company’s equity securities, (b) as to any Holder, such earlier time after the initial public offering at which (i) such Holder can sell all shares held by it in compliance with Rule 144(k) of the Act or (ii) such Holder holds 1% or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144 of the Act) can be sold in any three-month period without registration in compliance with Rule 144 of the Act.

2.	Covenants

The Company hereby covenants to each of the Investors as follows:

2.1	Delivery of Financial Statements

The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) and commencing with the financial reports for fiscal year end 2005, audited by an accounting firm of national standing;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an income statement, statement of cash flows for such fiscal quarter and a balance sheet as of the end of such fiscal quarter, to be in reasonable detail and prepared in accordance with GAAP;

(c) as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(d) such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (d) to provide information that (i) it deems in good faith to be a trade secret or similar confidential information or (ii) that the Company does not prepare or collect as part of its ordinary course operations and that it reasonably considers to be unduly burdensome to prepare or collect in order to satisfy the request.

2.2	Inspection

The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties and facilities, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its executive officers, all at such reasonable times as may be requested by the Investor, provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information if, in consultation with legal counsel, the Company determines that providing such access would compromise the Company’s rights with respect to such information, unless such Major Investor delivers a confidentiality and non-disclosure agreement in form and substance reasonably satisfactory to the Company’s legal counsel.

2.3	Right of First Offer

(a) Subject to the terms and conditions specified in this Section 2.3, if the Company proposes to issue Additional Shares of Common Stock (as defined in Section 2.2(d)(iv)(A)(IV)(d) of the Company’s Amended and Restated Articles of Incorporation, as may be amended), it shall in any case provide each Major Investor and Founder (each a “First Offer Holder”), with a written notice (the “Issuance Notice”) stating (i) its bona fide intention to offer such Additional Shares of Common Stock, (ii) the number of such Additional Shares of Common Stock to be offered, and (iii) the price and terms upon which it proposes to offer such Additional Shares of Common Stock. By written notification received by the Company, within 15 calendar days after receipt of the Issuance Notice, each First Offer Holder may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that portion of such Additional Shares of Common Stock (such holder’s “Pro-Rata Portion”) that equals the proportion that the number of shares of Common Stock then held, or issuable or issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred, Class B Common Stock or Class C Common Stock then held by such Holder, bears to the total number of shares of Common Stock of the Company then outstanding, including the Common Stock issuable upon conversion of all outstanding Series A Preferred, Series B Preferred, Series C Preferred, Class B Common Stock or Class C Common Stock, upon conversion of all other outstanding convertible securities, and upon exercise of all outstanding options and warrants (and assuming conversion of convertible securities issuable upon exercise of options and warrants).

(b) In the event that such First Offer Holder fails to give such notice within the prescribed period, or otherwise fails to purchase its Pro-Rata Portion of such Additional Shares of Common Stock the Company shall promptly inform in writing each First Offer Holder that has elected to purchase its full Pro-Rata Portion (a “Fully Exercising Investor”) of any other First Offer Holder’s failure to do so. During the 10-day period commencing after the delivery of such supplemental notice, each Fully Exercising Investor shall be entitled to obtain its Pro Rata Portion of the Additional Shares of Common Stock not purchased by other First Offer Holders.

(c) If all Additional Shares of Common Stock that First Offer Holders are entitled to obtain pursuant to Section 2.3(a) and (b) are not elected to be obtained as provided in Section 2.3(a) and (b) hereof, then the Company may, during the 90-day period following the expiration of the period provided in Section 2.3(a) or (b) hereof, as the case may be, offer the remaining unsubscribed portion of such Additional Shares of Common Stock to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the Additional Shares of Common Stock within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Shares of Common Stock shall not be offered unless first reoffered to the First Offer Holders in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to the issuance of securities excluded from the definition of Additional Shares of Common Stock in the Company’s Amended and Restated Articles of Incorporation. The rights of first offer in this Section 2.3 shall also not be applicable to the issuance of shares of Series C Preferred pursuant to the Purchase Agreement.

(e) The right of first offer in this Section 2.3 shall not be applicable with respect to any First Offer Holder with regard to any issue of Additional Shares of Common Stock, if (i) at the time of such issue of Additional Shares of Common Stock, such First Offer Holder is not an accredited investor, and (ii) such issue of Additional Shares of Common Stock is otherwise being offered only to accredited investors.

(f) The rights provided in this Section 2.3 may not be assigned or transferred; provided, however, that (i) a First Offer Holder that is a venture capital fund or investment company may assign or transfer such rights to an affiliated venture capital fund or investment company or a venture capital fund or investment company under common investment management and (ii) a Holder may assign its rights hereunder to a spouse, sibling, lineal descendant or ancestor of such Holder, or any trust established for the benefit of such Holder or any spouse, sibling, lineal descendant or ancestor of such Holder.

2.4	Board Committee Rights

The Company agrees that each committee of the Board of Directors shall, if requested by a director elected solely by the holders of the Series A Preferred (a “Series A Director”), include at least one Series A Director, provided at least one Series A Director is willing to serve on such committee.

2.5	Stock Option Vesting

Except as expressly approved by the Board of Directors, including the Series A Directors, all stock, options, or other rights exercisable for or convertible into stock, issued to employees, directors, consultants and the like of the Company shall be granted with four-year vesting, with 25% of such stock, options or rights vesting on the first anniversary from the date of grant and the remainder vesting in equal monthly installments after the first anniversary until fully vested, provided, however, that excluded from the application of this Section 2.5 shall be the issuance of the Series C Preferred to employees, directors or consultants pursuant to the Purchase Agreement and the issuance of stock to employees, directors or consultants in connection with bona fide equity financings that are negotiated by the Company on an arms’ length basis and approved by the Board of Directors.

2.6	Restrictions on Common Stock

Except as expressly approved by the Board, including at least one of the Series A Directors, the Company shall use commercially reasonable best efforts to cause Authorized Common Stock issued by the Company to be subject to (a) a right of first refusal to acquire such shares in favor of the Company and (b) a 180-day lockup period in connection with the Company’s initial public offering on terms substantially the same as provided in Section 1.13 above; provided, however, that such right of first refusal shall be subject to customary exclusions and shall expire on the earlier of (y) a bona fide underwritten initial public offering of the Company’s securities pursuant to the Act and (z) a transaction constituting a Deemed Liquidation under the Company’s Amended and Restated Articles of Incorporation. The Company shall retain a right to repurchase those shares of Company Common Stock purchased by Company employees (other than the Founders) on or about July 20, 2005.

2.7	Qualified Small Business Stock

So long as a Major Investor, or a transferee thereof in whose hands the shares of Series A Preferred or Series B Preferred are eligible to qualify as “qualified small business stock” (as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), holds any shares of Series A Preferred or Series B Preferred (including, without limitation, the shares of Common Stock issued upon conversion thereof), the Company shall use its commercially reasonable efforts to cause such shares, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Code (collectively, the “Eligible Shares”), to constitute “qualified small business stock”; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company (including at least one of the Series A Directors) determines, in its good faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to the Major Investors who hold Series A Preferred or Series B Preferred and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within 20 business days after any such Major Investor’s written request therefor, the Company shall deliver to such Investor a written statement, if and to the extent required by law to cause such shares to constitute “qualified small business stock, indicating whether, to the best of the Company’s knowledge, (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock”.

2.8	Director and Officer Insurance

The Company shall maintain at all times during which a Series A Director serves on the Board of Directors, in full force and effect with financially sound and reputable insurers, directors’ and officers’ liability insurance in an amount not less than $5,000,000.

2.9	Board Observation Rights and Documents

As long as PAR Investment Partners, L.P. or its successor in interest (“PAR”) is a Major Investor, PAR will be entitled to designate one representative of PAR (the “PAR Observer”), and as long as Legg Mason Opportunity Trust, a Series of Legg Mason Investment Trust, Inc. or its successor in interest (“Legg Mason”) is a Major Investor, Legg Mason will be entitled to designate one representative of Legg Mason (the “Legg Mason Observer”, each of the PAR Observer and the Legg Mason Observer being an “Observer”), to attend all meetings of the Company’s Board of Directors in a nonvoting observer capacity and, in this respect, the Company shall contemporaneously provide any such Observer with copies of all official Company Board of Director notices, documents and communications, such as meeting notices, meeting materials and meeting packages; provided, however, that such Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all confidential information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude any such Observer from any meeting or portion thereof (i) if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, (ii) in the case of the PAR Observer, if PAR or the PAR Observer is a direct competitor of the Company; provided that any PAR investments in other companies constituting a less-than-controlling interest will not alone qualify PAR or the PAR Observer as a direct competitor of the Company, or (iii) in the case of the Legg Mason Observer, if Legg Mason or the Legg Mason Observer is a direct competitor of the Company, provided that any Legg Mason investments in other companies constituting a less-than-controlling interests will not alone qualify Legg Mason or the Legg Mason Observer as a direct competitor of the Company.

2.10	Termination of Covenants

The covenants set forth in Section 2 (other than Sections 2.6 (excluding the last sentence thereof), 2.7 and 2.8) shall terminate and be of no further force or effect (a) upon the consummation of the Company’s initial sale of its Common Stock or other securities pursuant to a Registration Statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction), (b) upon a Deemed Liquidation (as defined in the Company’s Amended and Restated Articles of Incorporation) or (c) for purposes of Sections 2.1 and 2.2 only, at such time as the Company becomes subject to the reporting provisions of the 1934 Act.

3.	Miscellaneous

3.1	Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2	Governing Law

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of Washington, as applied to agreements among Washington residents entered into and to be performed entirely within Washington without giving effect to principles of conflicts of law.

3.3	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

3.4	Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5	Notices

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight deliver and addressed as set forth in (d), or (d) three days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the exhibits hereto, or at such other address as such party may designate by ten days’ advance written notice to the other party given in the foregoing manner.

3.6	Entire Agreement; Amendments and Waivers

This Agreement (including the exhibits hereto) and the documents referred to herein constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the holders of 70% of the Registrable Securities held by the Major Investors and the holders of a majority in interest of the Registrable Securities held by the Founders; provided, however, that, if an amendment, waiver, discharge, or termination impacts the rights or obligations under this Agreement of a Major Investor holding shares of a series of Preferred Stock or the Registrable Securities issued or issuable upon conversion of such series of Preferred Stock (the “Affected Major Investor”) in a manner materially and adversely different from the impact of such amendment, waiver, discharge, or termination on the rights or obligations under this Agreement of one or more Major Investors holding a different series of Preferred Stock or the Registrable Securities issued or issuable upon conversion of such different series of Preferred Stock, then the consent of the Affected Major Investor will also be required for such amendment, waiver, discharge, or termination. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities, each future Holder of any Registrable Securities and the Company. Notwithstanding the foregoing, the Company may amend this Agreement solely to add a party who after the date of this Agreement acquires shares of the Company’s Series C Preferred pursuant to the terms of the Purchase Agreement. Any such additional party, by executing a counterpart signature page to this Agreement, shall become an Investor for all purposes and shall be bound by all of the applicable provisions under this Agreement.

3.7	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.8	Aggregation of Stock

All shares of Registrable Securities held or acquired by affiliated entities or persons (or entities under common investment management) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.9	Expenses

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.10	Execution and Delivery

A facsimile, telecopy, PDF, or other written or electronic reproduction of this Agreement may be executed by one or more parties, and an executed copy of this Agreement may be delivered by one or more parties by facsimile, telecopy, PDF, or similar written or electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes. At any party’s request, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy, PDF, or other reproduction of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: ZILLOW, INC.

/s/ Lloyd Frink
Lloyd Frink, President

Address:	999 Third Avenue, Suite 4600
Seattle, WA 98104
	Attn:	Chief Executive Officer
Chief Financial Officer

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR: LEGG MASON OPPORTUNITY TRUST, A SERIES OF LEGG MASON INVESTMENT TRUST, INC.

By:	/s/ Gregory T. Merz
Name: Gregory T. Merz
Title: Vice President

Address:	100 Light Street Baltimore, Maryland 21202
Attention:	Legal and Compliance Department
Fax:	(410) 454-5372

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR: PAR INVESTMENT PARTNERS, L.P.

By:	PAR Group, L.P., as its General Partner

By:	PAR Capital Management, Inc., as its General Partner

By:	/s/ Gina DiMento
Gina DiMento, General Counsel & Vice President

Address:	Par Capital Management, Inc. One International Place, Suite 2401 Boston, MA 02110
Attention:	Gina DiMento General Counsel & Vice President
Fax:	(617) 556-8875

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

BENCHMARK CAPITAL PARTNERS V, L.P.

as nominee for

Benchmark Capital Partners V, L.P.

Benchmark Founders’ Fund V, L.P.

Benchmark Founders’ Fund V-A, L.P

Benchmark Founders’ Fund V-B, L.P.

and related individuals

By:	Benchmark Capital Management Co. V, L.L.C. its general partner

By:	/s/ Steven M. Spurlock
Managing Member

Address:	2480 Sand Hill Road, Suite 200 Menlo Park, CA 94025
Fax:

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR: TCV V, L.P. a Delaware Limited Partnership

By:	Technology Crossover Management V, L.L.C.,

Its:	General Partner

By:	/s/ Robert C. Bensky
Name: Robert C. Bensky Title: Attorney in Fact

TCV Member Fund, L.P. a Delaware Limited Partnership (f/k/a TCV V Member Fund, L.P.)

By:	Technology Crossover Management V, L.L.C

Its:	General Partner

By:	/s/ Robert C. Bensky
Name: Robert C. Bensky Title: Attorney in Fact

Mailing Address:
Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301 Attention: Jay C. Hoag Phone: (650) 614-8210 Fax: (650) 614-8222

with a copy to:
Technology Crossover Ventures 56 Main Street, Suite 210 Millburn, NJ 07041 Attention: Robert C. Bensky Phone: (973) 467-5320 Fax: (973) 467-5323

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMMON HOLDERS:

/s/ Richard Barton
Richard Barton

Address:	1020 37th Avenue E. Seattle, Washington 98112

/s/ Lloyd Frink
Lloyd Frink

Address:	1029 39th Avenue Seattle, Washington 98112

THE BARTON DESCENDANTS’ TRUST

By:	/s/ Richard Barton
Name: Richard N. Barton Its: Trustee

By:	/s/ Sarah M. Barton
Name: Sarah M. Barton Its: Trustee

Address:	1020 37th Avenue E. Seattle, Washington 98112

THE FRINK DESCENDANTS’ TRUST

By:	/s/ Lloyd Frink
Name: Lloyd D. Frink Its: Trustee

By:	/s/ Janet Elizabeth Angell Frink
Name: Janet Elizabeth Angell Frink Its: Trustee

Address:	1029 39th Avenue Seattle, Washington 98112

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF INVESTORS

Legg Mason Opportunity Trust, a Series of Legg Mason Investment Trust, Inc.

PAR Investment Partners, L.P.

Benchmark Capital Partners V, L.P.

TCV V, L.P.

TCV Member Fund, L.P.

Erik Blachford

Gregory B Maffei

EXHIBIT B

SCHEDULE OF COMMON HOLDERS

Richard Barton

Lloyd Frink

The Barton Descendants’ Trust

The Frink Descendants’ Trust